Exhibit 21.1

LIST OF SUBSIDIARIES OF CONSTELLIUM N.V.

Name	Jurisdiction of Incorporation
Constellium Holdco II B.V.	Netherlands
Constellium US Holdings I, LLC	Delaware
Constellium Rolled Products Ravenswood, LLC	Delaware
Constellium Extrusions Levice s.r.o.	Slovak Republic
Constellium France Holdco	France
Constellium Extrusions Decin s.r.o.	Czech Republic
Constellium Germany Holdco GmbH & Co. KG (formerly known as Constellium Germany Holdco GmbH)	Germany
Constellium Germany Verwaltungs GmbH	Germany
Constellium Switzerland AG	Switzerland
Constellium Engley (Changchun) Automotive Structures Co Ltd.	China
Constellium Valais SA	Switzerland
Constellium UK Limited	United Kingdom
Constellium South East Asia	Singapore
Constellium China	China
Constellium Deutschland GmbH	Germany
Constellium Singen GmbH	Germany
Constellium US Holdings II, LLC	Delaware
Constellium Automotive USA, LLC	Delaware
Constellium Property and Equipment Company, LLC	Delaware
Constellium Ussel	France
Constellium CRV	France
Constellium France	France
Constellium Finance	France
Constellium Japan KK	Japan
Constellium Extrusions France	France
Constellium Aviatube	France
Constellium Aerospace	France
Constellium Extrusions Deutschland GmbH	Germany
Constellium Extrusions Landau GmbH	Germany
Constellium Extrusions Burg GmbH	Germany
Engineered Products International SAS	France
Alcan International Network Portugal	Portugal
Alcan International Network S.A. Pty Ltd.	South Africa
Constellium Sabart	France
Constellium Italy S.p.A.	Italy
Alcan International Network (Thailand) Co. Ltd.	Thailand
Alcan International Network Nederland B.V. i.l.	Netherlands
Alcan International Network México S.A. de C.V.	Mexico
Alcan International Network Handelsgesellschaft m.b.H. Austria	Austria